                            ASSET PURCHASE AGREEMENT

                                  By and Among

                      West Coast Entertainment Corporation,

                         Each of the Entities Identified

                          On SCHEDULE A Attached Hereto

                                       and

                              CHARLES JOHNSON, JR.









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                                TABLE OF CONTENTS
                                -----------------

         Section                                                     Page
         -------                                                     ----

         1.   Sale and Delivery of the Assets.......................   1

              1.1   Delivery of the Assets..........................   1
              1.2   Further Assurances .............................   3
              1.3   Base Purchase Price.............................   3
              1.4   Assumption of Liabilities; Etc..................   4
              1.5   Allocation of Base Purchase Price and
                    Assumed Liabilities.............................   5
              1.6   The Closing.....................................   5
              1.7   No Apportionment................................   5
              1.8   Post-Closing Adjustments........................   5
              1.9   Additional Stores...............................   7

         2.   Representations of the Seller and the Principal.......   8

              2.1   Organization....................................   8
              2.2   Capitalization of the Seller ...................   9
              2.3   Authorization...................................   9
              2.4   Ownership of the Assets.........................   9
              2.5   Financial Statements............................  10
              2.6   Absence of Undisclosed Liabilities..............  11
              2.7   Litigation......................................  11
              2.8   Insurance.......................................  11
              2.9   Inventory.......................................  11
              2.10  Fixed Assets....................................  12
              2.11  Leases..........................................  12
              2.12  Change in Financial Condition and Assets........  13
              2.13  Tax Matters.....................................  13
              2.14  Accounts Receivable.............................  14
              2.15  Books and Records...............................  14
              2.16  Contracts and Commitments.......................  14
              2.17  Compliance with Agreements and Laws.............  16
              2.18  Employee Relations..............................  17
              2.19  Absence of Certain Changes or Events............  18
              2.20  Suppliers.......................................  18
              2.21  Prepayments and Deposits........................  19
              2.22  Trade Names and Other Intangible Property.......  19
              2.23  Employee Benefit Plans..........................  19






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         Section                                                    Page
         -------                                                    ----

              2.24  Regulatory Approvals............................  20
              2.25  Indebtedness to and from Officers, Directors
                    and Shareholders................................  20
              2.26  Powers of Attorney and Suretyships..............  20
              2.27  Disclosure......................................  20


         3.   Representations of the Buyer..........................  21

              3.1   Organization and Authority......................  21
              3.2   Capitalization of the Buyer.....................  21
              3.3   Authorization...................................  22
              3.4   Regulatory Approvals............................  22
              3.5   Disclosure......................................  22
              3.6   Issuance of Shares..............................  22


         4.   Access to Information; Public Announcements...........  22

              4.1   Access to Management, Properties and Records....  22
              4.2   Confidentiality.................................  23
              4.3   Public Announcements............................  23


         5.   Pre-Closing Covenants of the Seller...................  24

              5.1   Conduct of Business.............................  24
              5.2   Absence of Material Changes.....................  24
              5.3   Taxes...........................................  26
              5.4   Delivery of Interim Financial Statements .......  26
              5.5   Compliance with Laws............................  26
              5.6   Continued Truth of Representations
                    and Warranties of the Seller....................  26
              5.7   Continuing Obligation to Inform.................  26
              5.8   Exclusive Dealing...............................  26
              5.9   No Publicity....................................  27


         6.   Satisfaction of Conditions, Liquidated Damages........  27

              6.1   Satisfaction of Conditions......................  27
              6.2   Liquidated Damages..............................  27







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         Section                                                    Page
         -------                                                    ----


         7.   Conditions to Obligations of the Buyer................  28

              7.1   Continued Truth of Representations
                    and Warranties of the Seller; Compliance with
                    Covenants and Obligations ......................  28
              7.2   Corporate Proceedings...........................  28
              7.3   Governmental Approvals..........................  28
              7.4   Consents of Lenders, Lessors and Other
                    Third Parties...................................  28
              7.5   Adverse Proceedings.............................  29
              7.6   Opinion of Counsel..............................  29
              7.7   Board of Directors and Shareholder Approval.....  29
              7.8   The Assets......................................  29
              7.9   Update..........................................  29
              7.10  Cash Available for Working Capital Purposes.....  20
              7.11  Payables........................................  29
              7.12  Engineer's Report...............................  29
              7.13  Tax Lien Waivers................................  29
              7.14  Franchise Agreements............................  30
              7.15  Cross Purchase Agreement........................  30
              7.16  Closing Deliveries..............................  30


         8.   Conditions to Obligations of the Seller...............  31

              8.1   Continued Truth of Representations and
                    Warranties of the Buyer; Compliance
                    with Covenants and Obligations..................  31
              8.2   Corporate Proceedings...........................  31
              8.3   Governmental Approvals..........................  31
              8.4   Consents of Lenders, Lessors and Other
                    Third Parties...................................  31
              8.5   Adverse Proceedings.............................  32
              8.6   Opinion of Counsel..............................  32
              8.7   Closing Deliveries..............................  32


         9.   Indemnification.......................................  32

              9.1   By the Buyer and the Seller
                    and the Principal...............................  32
              9.2A  By the Seller and the Principal.................  33
              9.2B  By the Buyer....................................  34
              9.3   Claims for Indemnification......................  34
              9.4   Defense by Indemnifying Party..................   35



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         Section                                                    Page
         -------                                                    ----

              9.5   Payment of Indemnification Obligation...........  35
              9.6   Survival of Representations; Claims for
                    Indemnification.................................  35


         10.  Post-Closing Agreements...............................  36

              10.1  Proprietary Information.........................  36
              10.2  No Solicitation or Hiring of Former Employees...  36
              10.3  Non-Competition Agreement.......................  37
              10.4  Sharing of Data.................................  38
              10.5  Use of Name....................................   38
              10.6  Cooperation in Litigation.......................  38

         11.  Termination of Agreement..............................  39

              11.1  Termination by Lapse of Time....................  39
              11.2  Termination by Agreement of the Parties........   39
              11.3  Termination by Reason of Breach................   39

         12.  Transfer and Sales Tax................................  39

         13.  Brokers...............................................  39

              13.1  For the Seller..................................  39
              13.2  For the Buyer...................................  40

         14.  Notices...............................................  40

         15   Arbitration...........................................  40

         16.  Successors and Assigns................................  41

         17.  Entire Agreement; Amendments; Attachments.............  41

         18.  Expenses..............................................  42

         19.  Legal Fees............................................  42

         20.  Governing Law.........................................  42

         21.  Section Headings......................................  42

         22.  Severability..........................................  42

         22.  Counterparts..........................................  43



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                            ASSET PURCHASE AGREEMENT
                            ------------------------


              Agreement made as of August 23, 1996 by and among West Coast Entertainment Corporation, a Delaware corporation with its principal office at 9990 Global Road, Philadelphia, Pennsylvania 19115 (the "Buyer"), each of the entities identified on SCHEDULE A attached hereto (collectively, the "Seller"), each of which has its principal office at address specified on SCHEDULE A, and Charles Johnson, Jr. (the "Principal").

                              Preliminary Statement
                              ---------------------

              The Buyer desires to purchase, and the Seller desires to sell, substantially all of the assets and business of the Seller related to the Seller's retail video rental and sales business (the "Business"), for the consideration set forth below and the assumption of certain of the Seller's liabilities set forth below, subject to the terms and conditions of this Agreement.

              NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

              1.   Sale and Delivery of the Assets
                   -------------------------------

                   1.1  Delivery of the Assets.
                        ----------------------

                        (a) Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), the Seller shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase from the Seller, the following properties, assets and other claims, rights and interests related to the Business:

                             (i) all inventories, videotapes, finished goods, office supplies, maintenance supplies, packaging materials, spare parts and similar items of the Seller (collectively, the "Inventory") which exist on the Closing Date (as defined below);

                            (ii) all accounts, accounts receivable, notes and notes receivable existing on the Closing Date which are payable to the Seller, including any security held by the Seller for the payment thereof (the "Accounts Receivable");

                           (iii) all prepaid expenses, deposits, bank accounts and other similar assets of the Seller existing on the Closing Date, including the cash represented by such assets, but


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         excluding the cash of Seller held in Seller's bank accounts or at the
         Stores, as defined below (other than the $600 per store required to be transferred to Buyer pursuant to Section 7.10);

                            (iv) all rights of the Seller under the contracts, agreements, leases, licenses and other instruments set forth on
         SCHEDULE 2.16 attached hereto (collectively, the "Contract Rights");

                             (v) all books, records and accounts,
         correspondence, manuals, customer lists, employment records, studies, reports or summaries relating to or arising out of the Business;

                            (vi) all rights of the Seller under express or implied warranties from the suppliers of the Seller;

                           (vii) all of the machinery, equipment, furniture, leasehold improvements and construction in progress owned by the Seller on the Closing Date, which are reflected as "fixed assets" or "capital assets" in the accounting records of the Seller (collectively, the "Fixed Assets");

                          (viii) all of the Seller's right, title and interest in and to all intangible property rights, including but not limited to inventions, discoveries, trade secrets, processes, formulas, know-how, United States and foreign patents, patent applications, trade names, including the name "Picture Show" or any derivation thereof, trademarks, trademark registrations, applications for trademark registrations, copyrights, copyright registrations, owned or, where not owned, used by the Seller in its business and all licenses and other agreements to which the Seller is a party (as licensor or licensee) or by which the Seller is bound relating to any of the foregoing kinds of property or rights to any "know-how" or disclosure or use of ideas (collectively, the "Intangible Property"); and

                            (ix) except as specifically provided in Subsection 1.1(b) hereof, all other assets, properties, claims, rights and interests of the Seller which exist on the Closing Date, of every kind and nature and description, whether tangible or intangible, real, personal or mixed.

                        (b) Notwithstanding the provisions of paragraph (a) above, the assets to be transferred to the Buyer under this Agreement shall not include any motor vehicles owned, leased or operated by the Seller, or those assets listed on SCHEDULE 1.1(b) attached hereto or the Seller's assets which



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         relate solely to the Excluded Stores, as described in Section 1.1(c)
         below (the "Excluded Assets").

                        (c) The Inventory, Accounts Receivable, Contract Rights, Fixed Assets, Intangible Property and other properties, assets and business of the Seller described in paragraph (a) above, other than the Excluded Assets, shall be referred to collectively as the "Assets." The Assets relate to the five retail video stores identified on SCHEDULE I attached hereto, which constitute all of the retail video stores in which Seller or the Principal has an interest except for the Excluded Stores, as defined below. Such stores are sometimes hereinafter referred to collectively as the "Stores." In addition to the Stores, the Principal or his Affiliates owns and operates (or is in the process of developing) the retail video stores described on SCHEDULE II attached hereto (the "Excluded Stores").

                   1.2 FURTHER ASSURANCES. At any time and from time to time after the Closing, at the Buyer's request and without further consideration, the Seller promptly shall execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action, as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, all of the Assets, to put the Buyer in actual possession and operating control thereof, to assist the Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

                   1.3  Base Purchase Price.
                        -------------------

                        (a) The purchase price for the assets shall be an amount equal to $2,080,000 (the "Base Purchase Price"). The Base Purchase Price shall be subject to adjustment as provided in Section 1.8 below. The Base Purchase Price shall be allocated among the entities identified on SCHEDULE A attached hereto in proportion to the respective percentages set forth opposite their respective names on SCHEDULE A.

                        (b) The Base Purchase Price shall be paid as follows. At the Closing, the Buyer shall deliver to the Seller (i) $1,240,000 in cash, by bank or cashiers check, or by wire transfer of immediately available federal funds, and (ii) delivery of an Instrument of Evidence of Indebtedness, substantially in the form of EXHIBIT A attached hereto (the "Instrument") which shall provide for payment of the balance of the Base Purchase Price on the first anniversary of the Closing Date. The Instrument shall provide for payment of such amount (x) by delivery of a promissory note of Buyer with a maturity date four years from the Closing


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

         Date (which shall bear simple interest as the rate of 2% per annum, and shall provide for payment of all principal and interest at maturity, and not before) or (y) if the Seller so elects (which election shall be made at the time and on the terms provided below), by delivery of that number of shares of Common Stock, $.01 par value per share, of the Buyer ("Common Stock") as is determined by dividing (x) $840,000 by (y) the Market Value (as defined below). The number of shares issuable pursuant to the Instrument shall be subject to appropriate adjustment in the event of a stock dividend, stock split or similar event which occurs after the issuance of the Instrument, but prior to the issuance of shares thereunder. The "Market Value" of a share of Common Stock shall equal the average of the bid and asked prices per share of Buyer's Common Stock as reported on the Nasdaq Stock Exchange for each of the fifteen trading days ending on the business day preceding the Closing Date. Shares of Buyer Common Stock issued pursuant to the Instrument shall be registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (the "Registration Statement") filed with the Securities and Exchange Commission (the "SEC"). The Seller shall make the election contemplated by clause (y) above only following delivery to the Seller of a current prospectus relating to shares of Buyer's Common Stock on the date the election is made, which prospectus is included in a then effective Registration Statement (provided such prospectus may include supplements thereto).

                   1.4  Assumption of Liabilities; Etc.
                        ------------------------------

                        (a) At the Closing, the Buyer shall execute and deliver an Instrument of Assumption of Liabilities (the "Instrument of Assumption") substantially in the form attached hereto as EXHIBIT B, pursuant to which it shall assume and agree to perform, pay and discharge the following liabilities, obligations and commitments of the Seller related to the Business (the "Assumed Liabilities"):

                             (i) All obligations of the Seller continuing after the Closing under the leases and contracts of the Business and set forth on SCHEDULE 1.4 attached hereto which become due and payable after the Closing Date;

                            (ii) Accounts payable incurred in the ordinary course of business by Seller for purchase of videotapes, to the extent such videotapes are shipped to the Seller during the 30-day period prior to the Closing Date; and





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


                           (iii) All other liabilities and obligations of the Seller, if any, specifically set forth in SCHEDULE 1.4 attached hereto.

         Notwithstanding the foregoing, Buyer will not assume (and the Assumed Liabilities shall exclude) any liabilities, obligations or commitments of the Seller to the extent such liabilities, obligations and commitments relate in whole or in part to the Excluded Stores, except to the extent that the Seller can demonstrate, to Buyer's reasonable satisfaction, that such liabilities (or a portion thereof) are attributable to the Stores and the Assets.

                        (b) The Buyer shall not at the Closing assume or agree to perform, pay or discharge, and the Seller shall remain unconditionally liable for, all obligations, liabilities and commitments, fixed or contingent, of the Seller other than the Assumed Liabilities.

                   1.5 ALLOCATION OF BASE PURCHASE PRICE AND ASSUMED LIABILITIES. The aggregate amount of the Base Purchase Price and the Assumed Liabilities shall be allocated among the Assets in the manner reasonably determined by the Buyer's chief financial officer, provided such allocation shall not be inconsistent with the allocation reflected on SCHEDULE 1.5 attached hereto.

                   1.6 THE CLOSING. The Closing shall take place on or before September 30, 1996, at the offices of Hale and Dorr, 60 State Street, Boston, Massachusetts, at such time or date as may be selected by Buyer, or at such other time and date as may be mutually agreed upon in writing by the parties hereto. The transfer of the Assets by the Seller to the Buyer shall be deemed to occur at 9:00 a.m., Boston time, on the date of the Closing (the "Closing Date").

                   1.7 NO APPORTIONMENT. The purchase price of the assets shall not be subject to any adjustment for any prepaid expenses of the Seller, including without limitation: (i) prepaid premiums on insurance, (ii) water and sewer use charges, (iii) prepaid rent, (iv) transfer taxes and recording fees, if any, incurred in connection with the transfer of the Assets contemplated hereby, or (v) real property taxes or other taxes for the then current tax period, and such prepaid amounts, if any, shall not be added to or deducted from the Base Purchase Price.

                   1.8  Post-Closing Adjustments.
                        ------------------------

                        (a) Within 90 days following the Closing, the Buyer shall cause independent certified public accountants for the


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         Buyer (the "Accountants"), to review the books and records of the
         Business. The Buyer shall cause the Accountants to deliver a statement setting forth the Net Operating Cash Flow (as defined below) of the Business to each of the parties to this Agreement (the "Accountants' Report).

              In the event that the Buyer or the Seller dispute the calculation of the Net Operating Cash Flow, the disputing party shall notify the other parties hereto in writing (the "Dispute Notice") of the amount, nature and basis of such dispute, within 10 calendar days after delivery of the Accountants' Report. In the event of such a dispute, the parties hereto shall first use their best efforts to resolve such dispute among themselves. If the parties are unable to resolve the dispute within 10 business days after delivery of the Accountants' Report, the dispute shall be submitted to the Accountants and Ron Switzer, independent accountants for the Seller ("Seller's Accountants"), for resolution. The Accountants and Seller's Accountants shall use their best efforts to resolve the dispute within 10 business days after submission. If they are unable to agree upon a resolution of the dispute within such 10-business day period, the dispute shall be submitted to arbitration in accordance with Section 15.

              The fees and expenses of the Accountants in connection with the preparation of the Accountants' Report and the resolution of disputes pursuant to the preceding paragraph shall be borne by the Buyer and the fees and expenses of Seller's Accountants in connection with the resolution of disputes pursuant to the preceding paragraph shall be borne by the Seller.

              Immediately upon the expiration of the 10-business day period for giving the Dispute Notice, if no Dispute Notice is given, or immediately upon the resolution of disputes, if any, as provided above, the Base Purchase Price shall be adjusted by the Cash Flow Adjustment, as provided below.

              A Cash Flow Adjustment shall occur only if the Seller's aggregate Net Operating Cash Flow for the 12-month period ending December 31, 1995, as determined by the Accountants (the "Audited Cash Flow") is less than $614,382. A Cash Flow Adjustment shall be a reduction in the Base Purchase Price by an amount determined as follows:

            Base Purchase Price - Base Purchase Price x Audited Cash Flow
                                  ---------------------------------------
                                                 $614,382

         Any such reduction shall reduce the cash portion of the Base Purchase Price, and the Seller shall, within 10 days following the determination of the Cash Flow Adjustment, pay such amount to the


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

         Buyer in cash, or by bank or certified check, or by wire transfer of immediately available funds.

              For purposes of this Subsection 1.8, "Net Operating Cash Flow" shall be equal to the pre-tax income from the Stores for the 12-month period ended December 31, 1995, plus all debt-related interest expense and depreciation and amortization expenses attributable to the Stores for such 12-month period, plus the amount of all items listed on
         SCHEDULE 1.8 for such 12-month period to the extent such items are not attributable to the day to day operation of the Stores, less all rental product purchases for the Stores during such 12-month period (including revenue sharing expenses if not previously expensed), less all earned income interest for the Stores for such 12-month period, plus all compensation expenses for all office personnel employed by Seller during such 12-month period. The Net Operating Cash Flow shall be determined in accordance with generally accepted accounting principles applied consistently with the Seller's past practice.

                   1.9 ADDITIONAL STORES. An Affiliate of the Principal currently operates a retail video store at 4590 Montgomery Road, Cincinnati, Ohio (the "Norwood Store"), and the Principal is in the process of developing retail video stores located at 2475 W. Galbraith Road, Cincinnati, Ohio, 8121 Plainfield Road, Cincinnati, Ohio, and 4506 Dixie Highway, Erlanger, Kentucky (such three stores being hereinafter referred to as the "New Stores" and together with the Norwood Store and any additional stores opened in accordance with this
         Section 1.9, the "Additional Stores"). The New Stores shall be operated as West Coast Entertainment franchisee stores pursuant to a separate Franchise Agreement, which shall be executed and delivered on the Closing Date.

              The Seller shall be entitled to open additional retail stores from time to time only subject to the terms and conditions contained in this
         Section 1.9. Any such stores shall be opened only with the Buyer's prior approval, shall be subject to a purchase option on the same terms as the New Stores, and shall be operated as West Coast Entertainment Corporation franchisee stores, subject to the terms and conditions of the Buyer's then standard form of franchising agreement. Without limiting the foregoing, the Buyer shall have the right to approve the location of any such additional store, and such store must be in the greater Cincinnati, Ohio area, unless Buyer and Seller otherwise agree in writing. Such franchising agreement shall be on the Buyer's customary terms, including (i) payment by Seller of a $1,000 per store franchise fee, and (ii) payment of 5% monthly royalty fee commencing on the date upon which any such new store opens. In connection with each such new store, if any, Buyer's counsel shall prepare, for execution of the Buyer and the Seller, a franchising agreement embodying the terms contained in this
         Section 1.9.

              The provisions of this Section 1.9 shall be binding upon the Seller, the Principal and their respective Affiliates (as such term is defined in the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder ("Affiliate")).

              Seller and its Affiliates shall not, without Buyer's prior written consent, sell, transfer or dispose of, directly or indirectly, by sale of stock, assets, merger, consolidation or otherwise, all or any portion of, or any interest in, any of stores opened pursuant to the provisions of this Section 1.9, without Buyer's prior written consent, which may be granted or denied in Buyer's sole and absolute discretion.

              All of the Additional Stores shall be subject to a Cross- Purchase Agreement, substantially in the form and on the terms of EXHIBIT C hereto, which shall be executed and delivered at the Closing (the "Cross Purchase Agreement").

              2.   Representations of the Seller and the Principal
                   -----------------------------------------------

              The Seller and the Principal, jointly and severally, represent and warrant to the Buyer as follows (it being understood that all references in this Section 2 to the Seller shall be deemed to include each and all, as applicable, of the entities listed on SCHEDULE A on a joint and several basis, unless the context otherwise requires):

                   2.1 ORGANIZATION. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state indicated on SCHEDULE A attached hereto, and has all requisite power and authority (corporate and other) to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby. The Seller is duly qualified to do business and in good standing in each of the jurisdictions listed on SCHEDULE A attached hereto, which constitute all jurisdictions in which its ownership of property or the character of their business requires such qualification. Certified copies of the charter, bylaws and other governing instruments of each of the Seller, each as amended to date, have been previously delivered to the Buyer, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof. The Seller does not own any capital stock of or other equity interest in any corporation, partnership, limited liability company or other entity. SCHEDULE I (the Stores) and SCHEDULE II (the Excluded Stores) together sets forth a list of each retail video rental store (including the location of each such store and the name and address of all owners (if not Seller) of each such store) owned, operated or licensed directly or indirectly by the Seller and its Affiliates.

                   2.2 CAPITALIZATION OF THE SELLER. The Seller's authorized capital stock is described on SCHEDULE A. SCHEDULE A accurately reflects the issued and outstanding capital stock of Seller, and the legal and beneficial owners thereof. All of such issued and outstanding shares have been duly and validly issued and are fully paid and nonassessable.

                   2.3 AUTHORIZATION. The execution and delivery of this Agreement by the Seller, and the agreements provided for herein, and the consummation by the Seller of all transactions contemplated hereby, have been duly authorized by all requisite corporate and shareholder action. This Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Seller is a party constitute the valid and legally binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms. The execution, delivery and performance by the Seller of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both: (a) violate the provisions of any law, rule or regulation applicable to the Seller; (b) violate the provisions of the charter or Bylaws of the Seller; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Seller pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which the Seller is a party or by which the Seller or any of its properties is or may be bound. SCHEDULE 2.3 attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties that are required in connection with the consummation by the Seller of the transactions contemplated by this Agreement.

                   2.4 OWNERSHIP OF THE ASSETS. SCHEDULE 2.4(i) attached hereto sets forth a true, correct and complete list of all claims, liabilities, liens, pledges, charges, encumbrances and equities of any kind affecting the Assets (collectively, the "Encumbrances"). The Seller is, and at the Closing will be, the true and lawful owner of the Assets, and will have the right to sell and transfer to the Buyer good, clear, record and marketable title to the

         Assets, free and clear of all Encumbrances of any kind, except as set forth on SCHEDULE 2.4(ii) attached hereto (the "Permitted Encumbrances"). The delivery to the Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good and marketable title to the Assets in the Buyer, free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind or nature whatsoever, except for the Permitted Encumbrances.

                   2.5  Financial Statements.
                        --------------------

                        (a) The Seller has previously delivered to the Buyer its audited balance sheet as of December 31, 1993, 1994 and 1995 (the "Audited Balance Sheets") and the related statements of income, shareholders' equity, retained earnings and statements of cash flows of the Seller for the fiscal years then ended (collectively, including the Audited Balance Sheet, the "Audited Financial Statements"). The Seller has also previously delivered to the Buyer its comparative Balance Sheet (the "Current Balance Sheet") as of June 30, 1996 (the "Balance Sheet Date") and as of June 30, 1995, and the related comparative statements of income, shareholders' equity, retained earnings and statements of cash flows of the Seller for the six-month periods then ended (collectively, the "Current Financial Statements"). The Seller has also included in the footnotes to the Audited Financial Statements and the Current Financial Statements statements of its quarterly earnings. The Audited Financial Statements, the Current Financial Statements and the interim financial statements (the "Interim Financial Statements") to be delivered pursuant to Subsection 5.4 hereof (collectively, the "Financial Statements") have been (or will be) prepared in accordance with generally accepted accounting principles applied consistently with past practice and are certified without qualification by the Seller's independent public accountants, in the case of the Audited Financial Statements, and have been (or will be) certified by the Seller's chief financial officer, in the case of the Current Financial Statements and the Interim Financial Statements.

                        (b) The Financial Statements fairly present, as of their respective dates, the financial condition, retained earnings, assets and liabilities of the Seller and the results of operations of the Seller's business for the periods indicated; with respect to the contracts and commitments for the sale of goods or the provision of services by the Seller, the Financial Statements contain and reflect adequate reserves, which are consistent with previous reserves taken, for all reasonably anticipated material losses and costs and expenses; and the amounts shown as accrued for current and deferred income and other taxes in the Financial Statements are sufficient for the payment of all accrued and unpaid federal, state and local income taxes, interest, penalties, assessments or deficiencies applicable to the Seller, whether disputed or not, for the applicable period then ended and periods prior thereto.

                   2.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as and to the extent (a) reflected and reserved against in the Current Balance Sheet, or (b) incurred in the ordinary course of business after the date of the Current Balance Sheet and not material in amount, either individually or in the aggregate, the Seller does not have any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, affecting the Assets. For purposes of this Subsection 2.6, "material" means any amount in excess of $10,000.

                   2.7 LITIGATION. The Seller is not a party to, or to the Seller's best knowledge threatened with, and none of the Assets are subject to, any litigation, suit, action, investigation, proceeding or controversy before any court, administrative agency or other governmental authority relating to or affecting the Assets or the business or condition (financial or otherwise) of the Seller. The Seller is not in violation of or in default with respect to any judgment, order, writ, injunction, decree or rule of any court, administrative agency or governmental authority or any regulation of any administrative agency or governmental authority.

                   2.8 INSURANCE. Seller maintains fire, theft, casualty, general liability, workers compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies insuring the Assets or business of the Seller in amounts and of the types which are customary and adequate for the business conducted by Seller and required by applicable laws (collectively, the "Insurance Policies"). No claims have been made or are pending under such Insurance Policies and Seller knows of no basis therefor. The Insurance Policies are in full force and effect. All premiums due on the Insurance Policies or renewals thereof have been paid and there is no default under any of the Insurance Policies.

                   2.9 INVENTORY. SCHEDULE 2.9 attached hereto sets forth a true, correct and complete list of the Inventory as of the date hereof, including a description and the book value thereof. SCHEDULE 2.9, as updated pursuant to Subsection 7.9 hereof, shall set forth a true, correct and complete list of such Inventory as of the Closing Date, including a description and valuation thereof. Such Inventory consists of items of a quality and quantity which are usable or saleable without discount in the ordinary course of the business conducted by the Seller. The value of all items of obsolete materials and of materials of below standard quality has been written down to realizable market value, and the values at which such Inventory is carried reflect the normal inventory valuation policy of the Seller of stating the Inventory at the lower of cost or market value in accordance with generally accepted accounting principles.

                  2.10 FIXED ASSETS. SCHEDULE 2.10 attached hereto sets forth a true, correct and complete list of all Fixed Assets, as of the date hereof, including a description and the book value thereof. SCHEDULE 2.10, as updated pursuant to Subsection 7.9 hereof, shall set forth a true, correct and complete list of all such Fixed Assets as of the Closing Date, including a description and valuation thereof. All of such Fixed Assets are in good operating condition and repair, normal wear and tear excepted, are currently used by the Seller in the ordinary course of business and in the production of products of the Seller and normal maintenance has been consistently performed with respect to such Fixed Assets.

                  2.11 LEASES. SCHEDULE 2.11 attached hereto sets forth a true, correct and complete list as of the date hereof of all leases of real property, identifying separately each ground lease, to which the Seller is a party (the "Leases"). True, correct and complete copies of the Leases, and all amendments, modifications and supplemental agreements thereto, have previously been delivered by the Seller to the Buyer. The Leases are in full force and effect, are binding and enforceable against each of the parties thereto in accordance with their respective terms and, except as set forth on SCHEDULE 2.11, have not been modified or amended since the date of delivery to the Buyer. No party to any Lease has sent written notice to the other claiming that such party is in default thereunder, which remains uncured. Except as set forth on
         SCHEDULE 2.11 attached hereto, there has not occurred any event which would constitute a breach of or default in the performance of any material covenant, agreement or condition contained in any Lease, nor has there occurred any event which with the passage of time or the giving of notice or both would constitute such a breach or material default. The Seller is not obligated to pay any leasing or brokerage commission relating to any Lease and, except as set forth on SCHEDULE
         2.11 attached hereto, will not have any enforceable obligation to pay any leasing or brokerage commission upon the renewal of any Lease. No material construction, alteration or other leasehold improvement work with respect to any of the Leases remains to be paid for or to be performed by the Seller. The Financial Statements contain adequate reserves to provide for the restoration of the properties subject to the Leases at the end of the respective Lease terms, to the extent required by the Leases.

                  2.12 CHANGE IN FINANCIAL CONDITION AND ASSETS. Since the Balance Sheet Date, there has been no change which materially and adversely affects the business, properties, assets, condition (financial or otherwise) or prospects of the Seller. The Seller has no knowledge of any existing or threatened occurrence, event or development which, as far as can be reasonably foreseen, could have a material adverse effect on the Seller or its business, properties, assets, condition (financial or otherwise) or prospects.

                  2.13  Tax Matters.
                        -----------

                        (a)(i) Within the times and in the manner prescribed by law, the Seller has filed all Returns which are required to be filed;

                          (ii) With respect to all amounts in respect of Taxes imposed upon the Seller for which it could be liable, whether to Taxing Authorities (as, for example, under law) or to other persons or entities (as, for example, under Tax allocation agreements), with respect to all taxable periods or portions of taxable periods ending on or before the Closing Date, all applicable tax laws and agreements have been fully complied with, and all such amounts required to be paid by the Seller to Taxing Authorities or others on or before the date hereof have been paid.

                         (iii) All Returns filed by the Seller constitute complete and accurate representations of the respective Tax liabilities of, or attributable to, the Seller for such years;

                          (iv) No examination of the Returns of the Seller is currently in progress nor, to the best knowledge of the Seller, threatened and no unresolved deficiencies have been asserted or assessed against the Seller as a result of any audit by any Taxing Authority and no such deficiency has been proposed or threatened;

                           (v) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Seller; and

                          (vi) The Seller is not a person other than a United States person within the meaning of the Code.

                        (b)  For purposes of this Section 2.13:

              "Return" means any return, declaration, report, statement or other document required to be filed in respect of any Tax.

              "Tax" or "Taxes" means any federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs duty or other tax, fee, assessment or charge of any kind whatever, together with interest and any penalty, addition to tax or additional amount with respect thereto.

              "Taxing Authority" means any governmental authority responsible for the imposition of Taxes.

                   2.14 ACCOUNTS RECEIVABLE. The Seller has no Accounts Receivable.

                   2.15 BOOKS AND RECORDS. The general ledgers and books of account of the Seller, all federal, state and local income, franchise, property and other tax returns filed by the Seller, with respect to the Assets, and all other books and records of the Seller are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations.

                   2.16  CONTRACTS AND COMMITMENTS.

                        (a) SCHEDULE 2.16 attached hereto contains a true, complete and correct list and description of the following contracts and agreements, whether written or oral (collectively, the "Contracts"):

                             (i)  all loan agreements, indentures,
         mortgages and guaranties to which the Seller is a party or by which the Seller or any of its property is bound;

                            (ii) all pledges, conditional sale or title retention agreements, security agreements, equipment obligations, personal property leases and lease purchase agreements relating to any of the Assets to which the Seller is a party or by which the Seller or any of its property is bound;

                           (iii) all contracts, agreements, commitments, purchase orders or other understandings or arrangements to which the Seller is a party or by which the Seller or any of its property is bound which (A) involve payments or receipts by the Seller of more than $2,000 in the case of any single contract, agreement, commitment, understanding or arrangement under which full performance (including payment) has not been rendered by all parties thereto or (B) which may materially adversely affect the condition (financial or otherwise) or the properties, assets, business or prospects of the Seller;

                            (iv) all collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, pension plans, retirement plans, employee stock option or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments to which the Seller is a party or by which the Seller or any of its property is bound;

                             (v)  all agency, distributor, sales
         representative and similar agreements to which the Seller is a party;

                            (vi)  all contracts, agreements or other
         understandings or arrangements between the Seller any stockholder or Affiliate of the Seller;

                           (vii) all leases, whether operating, capital or otherwise, under which the Seller is lessor or lessee; and

                          (viii) any other material agreement or contract entered into by the Seller.

                        (b) Except as set forth on SCHEDULE 2.16 attached hereto:

                             (i) each Contract is a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, and the Seller does not have any knowledge that any Contract is not a valid and binding agreement of the other parties thereto;

                            (ii) the Seller has fulfilled all material obligations required pursuant to the Contracts to have been performed by the Seller on its part prior to the date hereof, and the Seller has no reason to believe that it will not be able to fulfill, when due, all of its obligations under the Contracts which remain to be performed after the date hereof;

                           (iii) the Seller is not in breach of or default under any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights or result in the creation of any lien, charge or encumbrance, thereunder or pursuant thereto;

                            (iv) to the best knowledge of the Seller, there is no existing breach or default by any other party to any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute a default by such other party, result in a loss of rights or result in the creation of any lien, charge or encumbrance thereunder or pursuant thereto;

                             (v)  the Seller is not restricted by any
         Contract from carrying on its business anywhere in the world; and

                            (vi) the Seller has no written or oral Contracts to sell products or perform services which are expected to be performed at, or to result in, a loss.

                        (c) Except as set forth on SCHEDULE 2.3 or SCHEDULE 2.16, the continuation, validity and effectiveness of each Contract will not be affected by the transfer thereof to Buyer under this Agreement and all such Contracts are assignable to Buyer without a consent.

                        (d) True, correct and complete copies of all written Contracts have previously been delivered by the Seller to the Buyer.

                  2.17 COMPLIANCE WITH AGREEMENTS AND LAWS. The Seller has all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct the Business and own and operate the Assets (collectively, the "Permits"). SCHEDULE 2.17 attached hereto sets forth a true, correct and complete list of all such Permits, copies of which have previously been delivered by the Seller to the Buyer. The Seller is not in violation of any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous substances, land use or similar matters) relating to its properties, the violation of which could have a material adverse effect on the Seller or its properties. The business of the Seller does not violate, in any material respect, any federal, state, local or foreign laws, regulations or orders (including, but not limited to, any of the foregoing relating to employment discrimination, occupational safety, environmental protection, hazardous waste (as defined in the Resource Conservation and Recovery Act, as amended, and the regulations adopted pursuant thereto), conservation, or corrupt practices, the enforcement of which would have a material and adverse effect on the results of operations, condition (financial or otherwise), assets, properties, business or prospects of the Seller. Except as set forth on SCHEDULE
         2.17 attached hereto, the Seller has not since January 1, 1993 received any notice or communication from any federal, state or local governmental or regulatory authority or otherwise of any such violation or noncompliance.

                  2.18  Employee Relations.
                        ------------------

                        (a) The Seller is in compliance with all federal, state and municipal laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and there are no arrears in the payment of wages or social security taxes.

                         (b) (i) none of the employees of the Seller is represented by any labor union;

                            (ii) there is no unfair labor practice complaint against the Seller pending before the National Labor Relations Board or any state or local agency;

                           (iii) there is no pending, or to Seller's knowledge, threatened, labor strike or other material labor trouble affecting the Seller (including, without limitation, any organizational drive);

                            (iv)  there is no material labor grievance
         pending, or to Seller's knowledge, threatened, against the Seller;

                             (v)  there is no pending, or to Seller's
         knowledge, threatened, representation question respecting the employees of the Seller; and

                            (vi) there are no pending, or to Seller's knowledge, threatened, arbitration proceedings arising out of or under any collective bargaining agreement to which the Seller is a party, or to the best knowledge of the Seller, any basis for which a claim may be made under any collective bargaining agreement to which the Seller is a party.

                        (c) SCHEDULE 2.18 attached hereto sets forth a true, correct and complete list of (a) the employee benefits provided by the Seller to its employees and all contracts or agreements between the Seller and its employees, and (b) the Seller's current payroll, including the job descriptions and salary or wage rates of each of its employees, showing separately for each such person who received an annual salary in excess of $20,000 the amounts paid or payable as salary and bonus payments for the year ending December 31, 1995.

                        (d) For purposes of this Subsection 2.18, the term "employee" shall be construed to include sales agents and other independent contractors who spend a majority of their working time on the Seller's business.

                  2.19 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the Balance Sheet Date, the Seller has not entered into any transaction which is not in the usual and ordinary course of business, and, without limiting the generality of the foregoing, the Seller has not:

                        (a) Incurred any material obligation or liability for borrowed money;

                        (b) Discharged or satisfied any lien or encumbrance or paid any obligation or liability other than current liabilities reflected in the Current Balance Sheet;

                        (c) Mortgaged, pledged or subjected to lien, charge or other encumbrance any of the Assets;

                        (d) Sold or purchased, assigned or transferred any of its tangible assets or cancelled any debts or claims, except for inventory sold and raw materials purchased in the ordinary course of business;

                        (e) Made any material amendment to or termination of any Contract or done any act or omitted to do any act which would cause the breach of any Contract;

                        (f) Suffered any losses, whether insured or uninsured, and whether or not in the control of the Seller, in excess of $5,000 in the aggregate, or waived any rights of any value;

                        (g)  Made any changes in compensation of its
         officers, directors or employees;

                        (h) Received notice of any litigation, warranty claim or products liability claims; or

                        (i) Made any material change in the terms, status or funding condition of any Employee Plan, as defined in Subsection 2.23 hereof.

                  2.20 SUPPLIERS. SCHEDULE 2.20 attached hereto sets forth a true, correct and complete list of the names and addresses of the ten suppliers of the Seller which accounted for the largest dollar volume of purchases by the Company for the fiscal year ending December 31, 1995. None of such suppliers has notified the Seller that it intends to discontinue its relationship with the Seller.

                  2.21 PREPAYMENTS AND DEPOSITS. The Seller is not holding (and does not have) any prepayments or deposits from customers for products to be shipped, or services to be performed, after the Closing Date.

                  2.22  Trade Names and Other Intangible Property.
                        -----------------------------------------

                        (a) The Seller's only Intangible Property is the name "Picture Show Video".

                        (b) The Seller is making no representation or warranty as to its ownership rights, if any, in the name "Picture Show Video" except for those expressly set forth in this Section 2.22. The Intangible Property owned by the Seller is sufficient to conduct the Seller's business as presently conducted and, when transferred to the Buyer pursuant to this Agreement, will be sufficient to permit the Buyer to conduct the business of the Seller as presently conducted by the Seller. The Seller has received no notice of, and has no knowledge of any basis for, a claim against it that any of its operations, activities, products or publications infringes on any patent, trademark, trade name, copyright or other property right of a third party, or that it is illegally or otherwise using the trade secrets, formulae or any property rights of others. The Seller has no disputes with or claims against any third party for infringement by such third party of any trade name or other Intangible Property of the Seller.

                  2.23  Employee Benefit Plans.
                        ----------------------

                        (a) The Seller does not now have or otherwise contribute to or participate in, and has not in the past had or otherwise contributed to, any employee benefit plan subject to the Employee Retirement Income Security Act of 1974.

                        (b) The Buyer assumes no liabilities with respect to any employee benefit plan operated or sponsored by the Seller or in which its employees participate, including, without limitation, any liabilities for taxes, accrued vacation or sick pay (whether or not vested), accrued vacation, sick and personal leaves, employee policies, employee benefit claims or liability to the Pension Benefit Guaranty Corporation.

                        (c) EMPLOYEE PLANS. The Seller does not now have (nor has it ever had) and the Seller does not now (or has it ever been) a contributor to or participant in any pension, benefit, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and other similar plans, programs and agreements, whether reduced to writing or not, relating to the Seller's employees, or maintained by the Seller or by any other member of any controlled group of corporations, group of trades or businesses under common control, or affiliated service group (as defined for purposes of Section 414(b), (c) and (m), respectively, of the Internal Revenue Code of 1986, as amended (the "Code")) ("Employee Plans") and the Seller has no obligations, contingent or otherwise, past or present, under applicable law or the terms of any Employee Plan.

                  2.24 REGULATORY APPROVALS. There are no consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Seller and which are necessary for the execution and delivery by the Seller of this Agreement and the documents to be executed and delivered by the Seller in connection herewith.

                  2.25 INDEBTEDNESS TO AND FROM OFFICERS, DIRECTORS AND SHAREHOLDERS. Except as set forth on SCHEDULE 2.25 attached hereto, the Seller is not indebted, directly or indirectly, to any person who is an officer, director or shareholder of the Seller or any affiliate of any such person in any amount whatsoever other than for salaries for services rendered or reimbursable business expenses, all of which have been reflected on the Current Financial Statements, and no such officer, director, shareholder or affiliate is indebted to the Seller, except for advances made to employees of the Seller in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor.

                  2.26 POWERS OF ATTORNEY AND SURETYSHIPS. The Seller has no general or special powers of attorney outstanding (whether as grantor or grantee thereof) and has no obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signor, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.

                  2.27 DISCLOSURE. No representation or warranty by the Seller in this Agreement or in any Exhibit hereto, or in any list, statement, document or information set forth in or attached to any Schedule delivered or to be delivered pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading. The Seller has disclosed to the Buyer all material facts pertaining to the transactions contemplated by this Agreement.

              3.  Representations of the Buyer
                  ----------------------------

              The Buyer represents and warrants to the Seller as follows:

                  3.1 ORGANIZATION AND AUTHORITY. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. The Buyer has full power to execute and deliver this Agreement and the Instrument of Assumption of Liabilities and to consummate the transactions contemplated hereby and thereby. Certified copies of the Certificate of Incorporation and the Bylaws of the Buyer, as amended to date, have been previously delivered to the Seller, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

                  3.2 CAPITALIZATION OF THE BUYER. On the date hereof, the Buyer's authorized capital stock consists of 25,000,000 shares of Common Stock, $.01 par value ("Common Stock"), and 2,000,000 shares of Preferred Stock, $.01 par value per share. All of the outstanding shares of capital stock of the Buyer have been and on the Closing Date will be duly and validly issued and are, or will be, fully paid and nonassessable.

                  3.3 AUTHORIZATION. The execution and delivery of this Agreement by the Buyer, and the agreements provided for herein, and the consummation by the Buyer of all transactions contemplated hereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Buyer; (b) violate the provisions of the Buyer's Certificate of Incorporation or Bylaws; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Buyer pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which it or its properties is a party or by which the Buyer is or may be bound. No consents or approvals of third parties are required in connection with the consummation by the Buyer of the transactions contemplated by this Agreement.

                  3.4 REGULATORY APPROVALS. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Buyer and which are necessary for the consummation of the transactions contemplated by this Agreement have been, or will be prior to the Closing Date, obtained and satisfied.

                  3.5 DISCLOSURE. No representation or warranty by the Buyer in this Agreement or in any Exhibit hereto, or in any list, statement, document or information set forth in or attached to any Schedule delivered or to be delivered pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading.

                  3.6 ISSUANCE OF SHARES. The issuance and delivery of the shares of Common Stock in accordance with this Agreement, if any, have been, or prior to the Closing, will be, duly authorized by all necessary corporate action on the part of the Buyer, and all such shares of Common Stock have been duly reserved for issuance. The shares of Common Stock, when issued and delivered in accordance with the provisions of this Agreement will be duly and validly issued, fully paid and non-assessable.

              4.  Access to Information; Public Announcements
                  -------------------------------------------

                  4.1   ACCESS TO MANAGEMENT, PROPERTIES AND RECORDS.

                        (a) From the date of this Agreement until the Closing Date, the Seller shall afford the officers, attorneys, accountants and other authorized representatives of the Buyer free and full access upon reasonable notice and during normal business hours to all management personnel, offices, properties, books and records of the Seller, so that the Buyer may have full opportunity to make such investigation as it shall desire to make of the management, business, properties and affairs of the Seller, and the Buyer shall be permitted to make abstracts from, or copies of, all such books and records. The Seller shall furnish to the Buyer such financial and operating data and other information as to the Assets and the business of the Seller as the Buyer shall reasonably request.

                        (b) If the Buyer, at its option and expense, prior to the Closing Date, elects to have a report or reports prepared by an engineer or other professional selected by the Buyer, certifying that the real property associated with the Assets (i) complies with all applicable federal, state and local environmental and wetlands laws, rules and regulations and that there is not now, and never has been, manufacture, storage, or disposal of hazardous wastes at the real estate in violation of said laws, rules and regulations, (ii) complies with all applicable building, health and fire codes, and subdivision control laws, rules and regulations, the Seller shall cooperate with such engineer or professional to the extent necessary to prepare such reports, including, without limitation, providing such engineer or professional access to such real property and necessary records, and arranging interviews with employees of the Seller.

                        (c) The Seller shall authorize the release to the Buyer of all files pertaining to the Seller, the Assets or the business or operations of the Seller held by any federal, state, county or local authorities, agencies or instrumentalities.

                  4.2 CONFIDENTIALITY. All information not previously disclosed to the public or generally known to persons engaged in the respective businesses of the Seller or the Buyer which shall have been furnished by the Buyer or the Seller to the other party in connection with the transactions contemplated hereby or as provided pursuant to this
         Section 4 shall not be disclosed to any person other than their respective employees, directors, attorneys, accountants or financial advisors or other than as contemplated herein. In the event that the transactions contemplated by this Agreement shall not be consummated, all such information which shall be in writing shall be returned to the party furnishing the same, including, to the extent reasonably practicable, all copies or reproductions thereof which may have been prepared, and neither party shall at any time thereafter disclose to third parties, or use, directly or indirectly, for its own benefit, any such information, written or oral, about the business of the other party hereto. Notwithstanding the above, the Buyer (i) may include in any Registration Statement or periodic report filed by it with the Securities and Exchange Commission or any state securities commission or with any stock market, and (ii) may disclose in order to comply with applicable law or upon advice of Buyer's counsel, any information regarding the Seller, the business of the Seller, the financial condition of the Seller and the terms of this Agreement.

                  4.3 PUBLIC ANNOUNCEMENTS. The parties agree that prior to the Closing Date, except as otherwise required by law, any and all public announcements or other public communications concerning this Agreement and the purchase of the Assets by the Buyer shall be subject to the approval of the Buyer.

              5.  Pre-Closing Covenants of the Seller
                  -----------------------------------

                  From and after the date hereof and until the Closing Date:

                  5.1 CONDUCT OF BUSINESS. The Seller shall carry on its business diligently and substantially in the same manner as heretofore and shall not make or institute any unusual or new methods of purchase, sale, shipment or delivery, lease, management, accounting or operation, except as agreed to in writing by the Buyer. All of the property of the Seller shall be used, operated, repaired and maintained in a normal business manner consistent with past practice.

                  5.2 ABSENCE OF MATERIAL CHANGES. Without the prior written consent of the Buyer, the Seller shall not:

                        (a) Take any action to amend its charter or Bylaws;

                        (b) Issue any stock, bonds or other corporate securities or grant any option or issue any warrant to purchase or subscribe to any of such securities or issue any securities convertible into such securities;

                        (c) Incur any obligation or liability (absolute or contingent), except current liabilities incurred and obligations under contracts entered into in the ordinary course of business;

                        (d) Declare or make any payment or distribution to its shareholders with respect to their stock or purchase or redeem any shares of its capital stock;

                        (e) Mortgage, pledge, or subject to any lien, charge or any other encumbrance any of the Assets;

                        (f) Sell, assign, or transfer any of the Assets, except for inventory sold in the ordinary course of business, at a normal profit margin, and for not less than replacement cost;

                        (g) Cancel any debts or claims, except in the ordinary course of business;

                        (h) Merge or consolidate with or into any corporation or other entity;

                        (i) Make, accrue or become liable for any bonus, profit sharing or incentive payment, except for accruals under existing plans, if any, or increase the rate of compensation payable or to become payable by it to any of its officers, directors or employees, other than increases in the ordinary course of business consistent with past practice;

                        (j) Make any election or give any consent under the Code or the tax statutes of any state or other jurisdiction or make any termination, revocation or cancellation of any such election or any consent or compromise or settle any claim for past or present Taxes;

                        (k) Modify, amend, alter or terminate any of its executory contracts of a material value or which are material in amount;

                        (l) Take or permit any act or omission constituting a breach or default under any contract, indenture or agreement by which it or its properties are bound;

                        (m) Fail to (i) preserve the possession and control of its assets and business, (ii) keep in faithful service its present officers and key employees, (iii) preserve the goodwill of its customers, suppliers, agents, brokers and others having business relations with it, and (iv) keep and preserve its business existing on the date hereof until after the Closing Date;

                        (n) Fail to operate its business and maintain its books, accounts and records in the customary manner and in the ordinary or regular course of business and maintain in good repair its business premises, fixtures, furniture and equipment;

                        (o) Enter into any leases, contracts, agreements or understandings other than those entered into in the ordinary course of business calling for payments which in the aggregate do not exceed $5,000 for each such lease, contract, agreement or understanding;

                        (p) Engage any employee for a salary in excess of $10,000 per annum, except in connection with Additional Stores (authorized pursuant to Section 1.9);

                        (q) Materially alter the terms, status or funding condition of any Employee Plan;

                        (r) Make any loans to any person or entity; or

                        (s) Commit or agree to do any of the foregoing in the future.

                  5.3 TAXES. The Seller will, on a timely basis, file all tax returns for and pay any and all taxes which shall become due or shall have accrued (a) on account of the operation of the business of the Seller or the ownership of the Assets on or prior to the Closing Date or (b) on account of the sale of the Assets (including all personal property and excise taxes payable with respect to the Assets by the Seller).

                  5.4 DELIVERY OF INTERIM FINANCIAL STATEMENTS. As promptly as possible following the last day of each month after the date hereof, and in any event within 15 days after the end of each such month, the Seller shall deliver to the Buyer its balance sheet and related statements of income, shareholders' equity, retained earnings and statement of cash flows for the one-month period then ended, all certified by the chief financial officer. In addition, within 60 days following the closing, the Seller shall provide its balance sheet and related statements of income, shareholders' equity, retained earnings and statement of cash flows for the period from the first day of the month in which the Closing occurred through the Closing Date, all certified by the chief financial officer (collectively, with all other financial statements delivered pursuant to this Section 5.4, the "Interim Financial Statements").

                  5.5 COMPLIANCE WITH LAWS. The Seller will comply with all laws and regulations which are applicable to it, its ownership of the Assets or to the conduct of its business and will perform and comply with all contracts, commitments and obligations by which it is bound.

                  5.6 CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller will not take any actions which would result in any of the representations or warranties set forth in Section 2 hereof being untrue.

                  5.7 CONTINUING OBLIGATION TO INFORM. From time to time prior to the Closing, the Seller will deliver or cause to be delivered to the Buyer supplemental information concerning events subsequent to the date hereof which would render any statement, representation or warranty in this Agreement or any information contained in any Schedule inaccurate or incomplete in any material respect at any time after the date hereof until the Closing Date.

                  5.8 EXCLUSIVE DEALING. The Seller will not, directly or indirectly, through any officer, director, agent or otherwise, (a) solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition or purchase of all or a material portion of the Assets, or any equity interest in, the Seller or any equity investment, merger, consolidation or business combination with the Seller, or (b) participate in any discussions or negotiations regarding, or furnish to any other person, any non-public information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. The Seller shall promptly notify the Buyer if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made.

                  5.9 NO PUBLICITY. The Seller shall make no public announcement with respect to this Agreement or the transactions contemplated hereby without the express prior written consent of the Buyer. The Seller shall hold in confidence, and use its best efforts to have all of its officers, directors and personnel hold in confidence, the terms of this Agreement and the transactions contemplated hereby.

              6.  Satisfaction of Conditions; Liquidated Damages.
                  ----------------------------------------------

                  6.1 SATISFACTION OF CONDITIONS. The Seller and the Buyer covenant and agree to use their commercially reasonable efforts to obtain the satisfaction of the conditions specified in this Agreement.

                  6.2  Liquidated Damages.
                       ------------------

                        (a) The parties hereto agree that the harm suffered by the Buyer as a result of a breach of this Agreement by the Seller and the failure by the Seller to consummate the transactions contemplated hereby is difficult to accurately estimate. The parties agree, based on all present circumstances, that $1,000,000 represents a reasonable estimate of the damages, excluding lost opportunity costs, which would be suffered by the Buyer upon a failure to close due to a breach of the Seller.

                        (b) If Seller (i) willfully or intentionally breaches any representation, warranty or covenant under this Agreement, willfully or intentionally fails to perform any condition or obligation required to be performed hereunder, or fails to disclose a material fact pertaining to the Assets or the transactions contemplated by this Agreement to the Buyer; or (ii) either elects not to sell the Assets to the Buyer pursuant to the terms of this Agreement, sells or otherwise transfers the Assets or enters into an agreement (in principle or otherwise) with any other person or entity to sell any shares of the capital stock of Seller, to merge with or into, or consolidate Seller with any person or entity other than the Buyer, to sell more than 10% of the Assets to any other person or entity or to effect any other transaction with any other person or entity that would preclude or otherwise frustrate the transfer of the Assets to the Buyer (a "Willful Breach"), the Seller will pay to the Buyer the sum of $1,000,000, as liquidated damages, and Seller will pay the Buyer the additional sum of $1,000,000, which the parties agree would be a reasonable estimate of Buyer's lost opportunity cost.

              7.  Conditions to Obligations of the Buyer
                  --------------------------------------

                  The obligations of the Buyer under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

                  7.1 CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES OF THE SELLER; COMPLIANCE WITH COVENANTS AND OBLIGATIONS. The representations and warranties of the Seller shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes permitted by the terms hereof or consented to in writing by the Buyer. The Seller shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

                  7.2 CORPORATE PROCEEDINGS. All corporate and other proceedings required to be taken on the part of the Seller to authorize or carry out this Agreement and to convey, assign, transfer and deliver the Assets shall have been taken.

                  7.3 GOVERNMENTAL APPROVALS. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Seller of the transactions contemplated by this Agreement and the operation of the Seller's business by the Buyer shall have consented to, authorized, permitted or approved such transactions.

                  7.4 CONSENTS OF LENDERS, LESSORS AND OTHER THIRD PARTIES. The Seller shall have received all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Seller to consummate the transactions contemplated by this Agreement, including, without limitation, those set forth on SCHEDULE 2.3 attached hereto.

                  7.5 ADVERSE PROCEEDINGS. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Buyer to own or use the Assets after the Closing.

                  7.6 OPINION OF COUNSEL. The Buyer shall have received an opinion of Stoll, Keenon & Park, LLP, counsel to the Seller, dated as of the Closing Date, in substantially the form attached hereto as EXHIBIT D, and as to such other matters as may be reasonably requested by the Buyer or its counsel.

                  7.7 BOARD OF DIRECTORS AND SHAREHOLDER APPROVAL. The Board of Directors and shareholders of the Seller shall have duly authorized the transactions contemplated by this Agreement.

                  7.8 THE ASSETS. Except for the Permitted Encumbrances, at the Closing the Buyer shall receive good, clear, record and marketable title to the Assets, free and clear of all liens, liabilities, security interests and encumbrances of any nature whatsoever.

                  7.9 UPDATE. The Seller shall have provided the Buyer with a true, correct and complete list and amount, as of the Closing Date, of:

                        (a)  the Inventory; and

                        (b)  the Fixed Assets.

                  7.10 CASH AVAILABLE FOR WORKING CAPITAL PURPOSES. On the Closing Date, the Seller will have available cash for customary operations of the Stores of not less than $600 per Store (in a secured cashbox at each Store), which cash will be transferred to the Buyer pursuant to the terms of this Agreement.

                  7.11 PAYABLES. On the Closing Date, the Seller will have no obligations to suppliers and vendors of goods and services to the Business and other trade creditors of the Business which are past due in accordance with their terms.

                  7.12 ENGINEER'S REPORT. On or prior to the Closing Date, the Buyer shall have received the engineer's report, if any, referred to in Subsection 4.1(b) hereof.

                  7.13 TAX LIEN WAIVERS. On or prior to the Closing Date, the Seller shall have obtained and delivered to the Buyer tax lien waivers (or similar instruments) from all jurisdictions in which Assets are located and which provide such tax lien waivers.

                  7.14 FRANCHISE AGREEMENTS. The Buyer and Affiliates of the Seller shall have entered into Franchise Agreements for each of the Additional Stores, as contemplated by Section 1.9 of this Agreement.

                  7.15 CROSS PURCHASE AGREEMENT. The Buyer and the Principal shall have executed and delivered the Cross Purchase Agreement.

                  7.16 CLOSING DELIVERIES. The Buyer shall have received at or prior to the Closing each of the following documents:

                        (a) a bill of sale substantially in the form attached hereto as EXHIBIT E;

                        (b) such instruments of conveyance, assignment and transfer, in form and substance satisfactory to the Buyer, as shall be appropriate to convey, transfer and assign to, and to vest in, the Buyer, good, clear, record and marketable title to the Assets;

                        (c) such contracts, files and other data and documents pertaining to the Assets or the Seller's business as the Buyer may reasonably request;

                        (d) copies of the general ledgers and books of account of the Seller, and all federal, state and local income, franchise, property and other tax returns filed by the Seller with respect to the Assets since January 1, 1991;

                        (e) such certificates of the Seller's officers and such other documents evidencing satisfaction of the conditions specified in
         Section 7 as the Buyer shall reasonably request;

                        (f) certificates of the Secretary of State of the states of organization of each of the entities comprising Seller, and from comparable authorities, as to the legal existence and good standing (including tax) of each such entity in such states and in each state in which they are qualified to transact business;

                        (g) certificates of the Secretary of the Seller attesting to the incumbency of the Seller's officers, respectively, the authenticity of the resolutions authorizing the transactions contemplated by the Agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Subsection 2.1;

                        (h) estoppel certificates from each lessor from whom the Seller leases real or personal property and instruments reflecting such lessor's consent to the assumption of such lease by the Buyer and representing that there are no outstanding claims against the Seller under any such lease;

                        (i) the schedules listed in Subsection 7.9;

                        (j) such other documents, instruments or certificates as the Buyer may reasonably request

              8.  Conditions to Obligations of the Seller
                  ---------------------------------------

              The obligations of the Seller under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing at the sole discretion of the Seller:

                   8.1 ONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES OF THE BUYER; COMPLIANCE WITH COVENANTS AND OBLIGATIONS. The representations and warranties of the Buyer in this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes consented to in writing by the Seller. The Buyer shall have performed and complied with all terms, conditions, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

                   8.2 CORPORATE PROCEEDINGS. All corporate and other proceedings required to be taken on the part of the Buyer to authorize or carry out this Agreement shall have been taken.

                   8.3 GOVERNMENTAL APPROVALS. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Buyer of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions.

                   8.4 CONSENTS OF LENDERS, LESSORS AND OTHER THIRD PARTIES. The Buyer shall have received all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Buyer to consummate the transactions contemplated by this Agreement.

                   8.5 ADVERSE PROCEEDINGS. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Seller to transfer the Assets.

                   8.6 OPINION OF COUNSEL. The Seller shall have received an opinion of Hale and Dorr, counsel to the Buyer, dated as of the Closing Date, in substantially the form attached hereto as EXHIBIT F, and as to such other matters as may be reasonably requested by the Seller or its counsel.

                   8.7 CLOSING DELIVERIES. The Seller shall have received at or prior to the Closing each of the following documents:

                        (a) such certificates of the Buyer's officers and such other documents evidencing satisfaction of the conditions specified in this Section 8 as the Seller shall reasonably request;

                        (b) a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing (including tax) of the Buyer in Delaware;

                        (c) a certificate of the Secretary of the Buyer attesting to the incumbency of the Buyer's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Subsection 3.1;

                        (d) Instrument of Assumption of Liabilities executed by the Buyer and accepted by the Seller;

                        (e) payment of the Base Purchase Price; and

                        (f) such other documents, instruments or certificates as the Seller may reasonably request.

              9.   Indemnification
                   ---------------

                   9.1 BY THE BUYER AND THE SELLER AND THE PRINCIPAL. The Buyer on the one hand, and each entity comprising the Seller and the Principal, jointly and severally, on the other hand, each hereby indemnifies and holds harmless the other against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by the Buyer or the Seller in connection with each and all of the following:

                        (a) Any breach by the indemnifying party of any representation or warranty made by the indemnifying party in this Agreement;

                        (b) Any breach of any covenant, agreement or obligation of the indemnifying party contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement; and

                        (c) Any misrepresentation contained in any statement, certificate or schedule furnished by the indemnifying party pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

                   9.2A BY THE SELLER AND THE PRINCIPAL. Each entity comprising the Seller and the Principal, on a joint and several basis, further agree to indemnify and hold harmless the Buyer from any and all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by the Buyer, in connection with each and all of the following:

                        (a) Any claims against, or liabilities or obligations of, the Seller or against the Assets not specifically assumed by the Buyer pursuant this Agreement;

                        (b) The failure of the Buyer to obtain the protections afforded by compliance with the notification and other requirements of the bulk sales laws in force in the jurisdictions in which such laws may be applicable to either the Seller, the Assets or the transactions contemplated by this Agreement;

                        (c) Any violation by the Seller of, or any failure by the Seller to comply with, any law, ruling, order, decree, regulation or zoning, environmental or permit requirement applicable to the Seller, the Assets or its business, whether or not any such violation or failure to comply has been disclosed to the Buyer (including the failure of the Seller to qualify to transact business as a foreign corporation in any state), including any costs incurred by the Buyer
         (i) in order to bring the Assets into compliance with environmental laws as a consequence of noncompliance with such laws on the Closing Date or (ii) in connection with the transfer of the Assets;

                        (d) Any claim relating to the Seller's business or operation, or the operation of the Assets, prior to the Closing Date;

                        (e) Any Taxes of the Seller; and

                        (f) Any claims against, or liabilities or obligations of, the Seller with respect to obligations under Employee Plans or in respect of Seller's obligations to its employees (including obligations for accrued vacation, sick or personal days).

                   9.2B BY THE BUYER. The Buyer further agrees to indemnify and hold harmless the Seller and the Principal from any and all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by the Seller and the Principal, in connection with each and all of the following:

                        (a) Any claims against, or liabilities or obligations of, the Seller specifically assumed by the Buyer pursuant this Agreement;

                        (b) Any violation by the Buyer of, or any failure by the Buyer to comply with, any law, ruling, order, decree, regulation or zoning, environmental or permit requirement applicable to the Buyer or its business, whether or not any such violation or failure to comply has been disclosed to the Seller;

                        (c) Any claim relating to the conduct of the Business or the operation of the Assets after the Closing Date; and

                        (d) Any Taxes of the Buyer.

                   9.3 CLAIMS FOR INDEMNIFICATION. Whenever any claim shall arise for indemnification hereunder the party seeking indemnification (the "Indemnified Party"), shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third-party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Subsection 9.4 of this Agreement.

                   9.4 DEFENSE BY INDEMNIFYING PARTY. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date such claim is made,
         (a) the Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

                   9.5 PAYMENT OF INDEMNIFICATION OBLIGATION. All indemnification by the Buyer, the Seller or the Principal hereunder shall be effected by payment of cash or delivery of a cashier's or certified check in the amount of the indemnification liability.

                   9.6  SURVIVAL OF REPRESENTATIONS; CLAIMS FOR
         INDEMNIFICATION.   All representations and warranties made by the
         parties herein or in any instrument or document furnished in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of the parties hereto. All such representations and warranties shall expire on the third anniversary of the Closing Date, except for claims, if any, asserted in writing prior to such third anniversary, which shall survive until finally resolved and satisfied in full. All claims and actions for indemnity pursuant to this Section 9 for breach of any representation or warranty shall be asserted or maintained in writing by a party hereto on or prior to the expiration of such three-year period. Notwithstanding the above, claims resulting from the failure by the Seller to pay any Tax when due or for breach of the representations made in Section 2.13 hereof, shall expire six months after any applicable statute of limitations.

              10.  Post-Closing Agreements
                   -----------------------

              The Seller agrees that from and after the Closing Date:

                   10.1  Proprietary Information.
                         -----------------------

                        (a) The Seller shall hold in confidence, and use its best efforts to have all of its officers, directors and personnel hold in confidence, all knowledge and information of a secret or confidential nature with respect to the business of the Seller and shall not disclose, publish or make use of the same without the consent of the Buyer, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Seller.

                        (b) The Seller agrees that the remedy at law for any breach of this Subsection 10.1 would be inadequate and that the Buyer shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Subsection 10.1.

                   10.2 NO SOLICITATION OR HIRING OF FORMER EMPLOYEES. Except as provided below in this Section 10.2 or by law, for a period of five years after the Closing Date, neither the Seller nor any Affiliate thereof (including the Principal) shall solicit any person who was an employee of the Seller on the Closing Date to terminate his employment with the Buyer or to become an employee of the Seller or hire any person who was such an employee on the date hereof or on the Closing Date (except that persons who, on the Closing Date, were employed by the Seller and provided services exclusively to the Excluded Stores, may provide such services (but no other services) to the Seller after the Closing Date).

              The provisions of this Section 10.2 shall not apply to the following employees of Seller: Trisha Reynolds, Brandt Ely, Jennifer Hoffman or Keith Gregor.

                   10.3  Non-Competition Agreement.
                         -------------------------

                        (a) Subject to the provisions of Section 10.3(c) below, without the prior approval of the Buyer, for a period of five years after the Closing Date, neither the Seller nor any Affiliate (including the Principal) thereof shall (i) market, rent or sell any product which has the same or substantially the same form, function and primary application as any existing or proposed product marketed, rented or sold by the Seller on or prior to the Closing Date or (ii) engage in any business competitive with the business of the Buyer or Seller as conducted on the date hereof or on the Closing Date, in the United States or any other country in which the Buyer conducted its business during the two years prior to the Closing Date.

                        (b) The parties hereto agree that the duration and geographic scope of the non-competition provision set forth in this Subsection 10.3 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective. The Seller agrees that damages are an inadequate remedy for any breach of this provision and that the Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision.

                        (c) The Buyer hereby waives the provisions of this
         Section 10.3 to the extent necessary to enable the Seller, the Principal and their respective Affiliates to operate the Norwood Store, the New Stores and any other Stores which Seller, the Principal or such Affiliates may own, operate or acquire in accordance with the provisions of Section 1.9, but only to the extent the Seller, the Principals and their respective Affiliates own and operate such stores in the manner and in accordance with the provisions of such Section 1.9 and of any franchising agreements related thereto.

                   10.4  Sharing of Data.
                         ---------------

                        (a) The Seller shall have the right for a period of three years following the Closing Date to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other similar information as are transferred to the Buyer pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the Business prior to the Closing Date and for complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. The Buyer shall have the right for a period of three years following the Closing Date to have reasonable access to those books, records and accounts, including financial and tax information, correspondence, employment records and other records which are retained by the Seller pursuant to the terms of this Agreement to the extent that any of the foregoing relates to the Business transferred to the Buyer hereunder or is otherwise needed by the Buyer in order to comply with its obligations under applicable securities, tax, environmental, employment or other laws and regulations.

                        (b) The Seller and the Buyer agree that from and after the Closing Date they shall cooperate fully with each other to facilitate the transfer of the Assets from the Seller to the Buyer and the operation thereof by the Buyer.

                   10.5 USE OF NAME. The Seller agrees not to use the name "Picture Show" or any derivation thereof after the Closing Date in connection with any business related to, competitive with, or an outgrowth of, the business conducted by the Seller on the date hereof, except in connection with the operation of the Norwood Store.

                   10.6 COOPERATION IN LITIGATION. Each party hereto will fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the conduct of the business of the Seller prior to or after the Closing Date (other than litigation arising out the transactions contemplated by this Agreement). The party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.

              11.  Termination of Agreement
                   ------------------------

                   11.1 TERMINATION BY LAPSE OF TIME. This Agreement shall terminate at 5:00 p.m., Boston time, on September 30, 1996, if the transactions contemplated hereby have not been consummated, unless such date is extended by the written consent of all of the parties hereto.

                   11.2 TERMINATION BY AGREEMENT OF THE PARTIES. This Agreement may be terminated by the mutual written agreement of the parties hereto. In the event of such termination by agreement, the Buyer shall have no further obligation or liability to the Seller under this Agreement, and the Seller shall have no further obligation or liability to the Buyer under this Agreement.

                   11.3 TERMINATION BY REASON OF BREACH. This Agreement may be terminated by the Seller, if at any time prior to the Closing there shall occur a breach of any of the representations, warranties or covenants of the Buyer or the failure by the Buyer to perform any condition or obligation hereunder, and may be terminated by the Buyer, if at any time prior to the Closing there shall occur a breach of any of the representations, warranties or covenants of the Seller or the failure of the Seller to perform any condition or obligation hereunder.

              12.  Transfer and Sales Tax
                   ----------------------

                   Notwithstanding any provisions of law imposing the burden of such taxes on the Seller or the Buyer, as the case may be, the Seller shall be responsible for and shall pay (a) all sales, use and transfer taxes, and (b) all governmental charges, if any, upon the sale or transfer of any of the Assets hereunder. If the Seller shall fail to pay such amounts on a timely basis, the Buyer may pay such amounts to the appropriate governmental authority or authorities, and the Seller shall promptly reimburse the Buyer for any amounts so paid by the Buyer.

              13.  Brokers
                   -------

                   13.1 FOR THE SELLER. The Seller represents and warrants that it has not engaged any broker or finder or incurred any liability for brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement. The Seller agrees to indemnify and hold harmless the Buyer against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Seller.

                   13.2 FOR THE BUYER. The Buyer agrees to pay all fees, expenses and compensation owed to any person, firm or corporation who has acted in the capacity of broker or finder on its behalf in connection with the transactions contemplated by this Agreement. The Buyer agrees to indemnify and hold harmless the Seller against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Buyer.

             14.  Notices
                  -------

                  Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by telex, federal express, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

              To the Seller:      c/o Charles Johnson, Jr.
                                  2623 Regency Road
                                  Lexington, Kentucky 40503

              With a copy to:     Daniel Rose, Esq.
                                  201 East Main Street
                                  Suite 1000
                                  Lexington, Kentucky 40507

              To the Buyer:       West Coast Entertainment Corporation
                                  9990 Global Road
                                  Philadelphia, Pennsylvania  19115
                                  Attn: President

              With a copy to:     Hale and Dorr
                                  60 State Street
                                  Boston, MA 02109
                                  Attn: John H. Chory, Esq.

         Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally; (b) one business day after delivery to an overnight courier, if sent by overnight courier; or (c) three business days after being sent, if sent by registered or certified mail.

             15.  Arbitration
                  -----------

                  (a) Any dispute, controversy or claim between the parties arising out of or relating to this Agreement, a breach hereof or the transactions contemplated hereby, shall be settled by arbitration in accordance with the provisions of this Section 15. Any arbitration pursuant to this Section 15 shall be conducted by a single arbitrator appointed by the Boston, Massachusetts office of the American Arbitration Association upon the request of either party. The arbitrator shall have a minimum of five years of experience in the area of business relevant to the particular dispute. Each party shall be permitted to submit only one proposal to the arbitrator, and the arbitrator shall be required to choose one of such two proposals as the resolution of the dispute. The arbitrator may proceed to a resolution notwithstanding the failure of a party to participate in the proceedings. Each of the parties shall pay its own costs and expenses in connection with any such arbitration, and the parties shall share equally in the fees and expenses of the arbitrator.

                  (b) The parties agree that any such arbitration will occur in Boston, Massachusetts, any such arbitration award shall be final and binding upon the parties, may be entered in any court having jurisdiction and shall not be appealable by either party in any court.

             16.  Successors and Assigns
                  ----------------------

                  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer and the Seller may not assign their respective obligations hereunder without the prior written consent of the other party; provided, however, that the Buyer may assign this Agreement, and its rights and obligations hereunder, to a subsidiary or Affiliate. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer from any obligation or liability under this Agreement.

             17.  Entire Agreement; Amendments; Attachments
                  -----------------------------------------

                  (a) This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. The Buyer, the Seller and the Principal may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and the Seller.

                  (b) If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provision of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

             18.  Expenses
                  --------

                  Except as otherwise expressly provided herein, the Buyer and the Seller shall each pay their own expenses in connection with this Agreement and the transactions contemplated hereby. Buyer shall pay the costs and expenses of any audit conducted by, or at the request of, the Buyer, and Seller shall pay the costs and expenses of any accounting services provided to the Seller in connection with the transactions contemplated hereby. Notwithstanding the foregoing, the Buyer shall pay up to $15,000 of the fees payable by the Seller to its independent certified public accountants for accounting and auditing services provided by them in connection with the preparation of the audited financial statements and the quarterly and interim financial statements of the Seller delivered to the Buyer pursuant to this Agreement, and delivery of such accountants' written reports and consents to be included by the Buyer in its prospectuses and registration statements, provided that the Seller provides to the Buyer such accountants' invoices for such services and fees which reflect in reasonable detail the services provided.

             19.  Legal Fees
                  ----------

                  In the event that legal or arbitration proceedings are commenced by the Buyer against the Seller, or by the Seller against the Buyer, in connection with this Agreement or the transactions contemplated hereby, the party or parties which do not prevail in such proceedings shall pay the reasonable attorneys' fees and other costs and expenses, including investigation costs, incurred by the prevailing party in such proceedings.

             20.  Governing Law
                  -------------

                  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

             21.  Section Headings
                  ----------------

                  The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

             22.  Severability
                  ------------

                  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

             23.  Counterparts
                  ------------

                  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

              IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.


                                       SELLER:


                                       J.J. VIDEO INC. - FILM FESTIVAL



                                       By: /s/ Charles Johnson, Jr.
                                          --------------------------------

                                       Title: President
                                             -----------------------------


                                       PICTURE SHOW VIDEO - GARDENSIDE, INC.



                                       By: /s/ Charles Johnson, Jr.
                                          --------------------------------

                                       Title: President
                                             -----------------------------


                                       PICTURE SHOW VIDEO - WINCHESTER,  INC.



                                       By: /s/ Charles Johnson, Jr.
                                          --------------------------------

                                       Title: President
                                             -----------------------------


                                       PICTURE SHOW VIDEO NO. 4, INC.


                                       By: /s/ Charles Johnson, Jr.
                                          --------------------------------

                                       Title: President
                                             -----------------------------

                                       PICTURE SHOW VIDEO, INC.



                                       By: /s/ Charles Johnson, Jr.
                                          --------------------------------

                                       Title: President
                                             -----------------------------


                                       PRINCIPAL:

                                       /s/ Charles Johnson, Jr.
                                       -----------------------------------
                                       Charles Johnson, Jr.


                                       BUYER:

                                       WEST COAST ENTERTAINMENT CORPORATION


                                       By: /s/ Ralph W. Standley III
                                          --------------------------------

                                       Title: Chairman
                                             -----------------------------

                                   Schedule A
                                   ----------

               Seller Entity Names and Principal Office Addresses
               --------------------------------------------------
                                and Stockholders
                                ----------------

              Entity                        Percentage of
              ------                     Total Consideration
                                         -------------------


         J.J. VIDEO INC. - FILM FESTIVAL             16.8%
         2623 REGENCY ROAD
         LEXINGTON, KENTUCKY 40503

              State of Organization:            Kentucky

              States in Which Qualified
              To Transact Business:             None.

              Authorized Stock:   1,000 shares of Common Stock, no par value
              per share

              Outstanding Stock:  111 shares of Common Stock

              Stockholders:

                   Charles Johnson Jr.          100 shares
                   Brandt Ely                    11 shares


         PICTURE SHOW VIDEO - GARDENSIDE, INC.       15.0%
         2623 REGENCY ROAD
         LEXINGTON, KENTUCKY 40503

              State of Organization:            Kentucky

              States in Which Qualified
              To Transact Business:             None.

              Authorized Stock:   1,000 shares of Common Stock, no par value
              per share

              Outstanding Stock:  111 shares of Common Stock

              Stockholders:

                   Charles Johnson Jr.          100 shares
                   Brandt Ely                    11 shares

         PICTURE SHOW VIDEO - WINCHESTER,  INC.      14.5%
         2623 REGENCY ROAD
         LEXINGTON, KENTUCKY 40503

              State of Organization:            Kentucky

              States in Which Qualified
              To Transact Business:             None.

              Authorized Stock:   1,000 shares of Common Stock, no par
              value per share

              Outstanding Stock:  111 shares of Common Stock

              Stockholders:

                   Charles Johnson Jr.          100 shares
                   Brandt Ely                    11 shares

         PICTURE SHOW VIDEO NO. 4, INC.              35.8%
         2623 REGENCY ROAD
         LEXINGTON, KENTUCKY 40503

              State of Organization:            Kentucky

              States in Which Qualified
              To Transact Business:             Ohio

              Authorized Stock:   1,000 shares of Common Stock, no par
              value per share

              Outstanding Stock:  100 shares of Common Stock

              Stockholders:

                   Charles Johnson Jr.          100 shares


         PICTURE SHOW VIDEO, INC.                    17.9%
         2623 REGENCY ROAD
         LEXINGTON, KENTUCKY 40503

              State of Organization:            Kentucky

              States in Which Qualified
              To Transact Business:             None.

              Authorized Stock:   1,000 shares of Common Stock, no par value
              per share

              Outstanding Stock:  100 shares of Common Stock

              Stockholders:

                   Charles Johnson Jr.      100 shares

                                   Schedule I
                                   ----------

                                     Stores
                                     ------



         1.   J. J. Video, Inc. - Film Festival
              3735 Harrodsburg Road, #200
              Lexington, Kentucky 40513

         2.   Picture Show Video - Gardenside, Inc.
              1753 Alexandria Drive
              Lexington, Kentucky  40504

         3.   Picture Show Video - Winchester, Inc.
              921 By-Pass Road
              Winchester, Kentucky  40391

         4.   Picture Show Video, Inc.
              4901-05 Vine Street
              Cincinnati, Ohio  45217

         4.   Picture Show Video No. 4, Inc.
              8568 Winton Road
              Cincinnati, Ohio  45231

                                   Schedule II
                                   -----------

                                 Excluded Stores
                                 ---------------


         2475 W. Galbraith Road
         Cincinnati

         8121 Plainfield Road
         Cincinnati

         4506 Dixie Highway
         Erlanger, Kentucky